EX-99.3
          CONFIRMATION OF PROVISIONAL PATENT APPLICATION

               UNITED STATES PATENT AND TRADEMARK OFFICE


Bryan Haddox
10260 Washington St. #1818
Thornton, CO 80229

Receipt is acknowledged of this provisional Patent Application. It will not be examined for patentability and will become abandoned not later than twelve months after its filing date. Be sure to provide the US. APPLICATION NUMBER, FILING DATE, NAME OF APPLICANT, and TITLE
OF INVENTION when inquiring about this application. Fees transmitted by check or draft are subject to collection. Please verify the accuracy of the data presented on this receipt. If an error is noted on this Filing Receipt, please write to the Office of Initial Patent Examination's Filing Receipt Corrections, facsimile number 703-746~9195. Please provide a copy of this Filing Receipt with the changes noted thereon. If you received a "Notice to File Missing
Parts" for this application, please submit any corrections to this Filing Receipt with your reply to the Notice. When the USPTO processes the reply to the Notice, the USPTO will generate another Filing Receipt incorporating the requested corrections (if appropriate).

Applicant(s)

Bryan W. Haddox, Thornton, CO.
Roy F. Bishop, Lafayette, CO.

Power of Attorney: None

If Required, Foreign Filing License Granted: 09/02/2004

The number of your priority application, to be used for filing abroad under the Paris Convention is: US60/530,705

Projected Publication Date: None. Application is not eligible for pre-grant publication.

Non-Publication Request: No

Early Publication Request: No